EXHIBIT (a)(1)


                             -----------------

                OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO
                              PURCHASE COMMON STOCK
                         FOR SHARES OF RESTRICTED STOCK
                            (THE "OFFER TO EXCHANGE")

                             -----------------


                                  July 22, 2003



                              MILLENNIUM CELL INC.

          Offer to Exchange Certain Outstanding Options to Purchase Common Stock for shares of Restricted Stock (the"Offer to Exchange").

              The offer and withdrawal rights expire at midnight, Eastern Standard Time, on August 19, 2003, unless the offer is extended.

         Millennium Cell Inc., a Delaware corporation ("Millennium Cell"), is offering eligible employees, consultants and contractors the opportunity to exchange certain outstanding options to purchase shares of our common stock for shares of our common stock in which (i) 50% of the shares of common stock will vest on August 22, 2004, (the first anniversary date of the issuance date of August 22, 2003 (the "Issuance Date")), or if the common stock price closes at or above $4.25, whichever occurs first; and (ii) the remaining 50% of the shares of common stock will vest on August 22, 2005, (the second anniversary of the Issuance Date), or if the common stock price closes at or above $5.10, whichever occurs first (the "Restricted Stock"). We will grant the Restricted Stock under the Millennium Cell Inc. Amended and Restated 2000 Stock Option Plan (the "Plan"). We are making the Offer upon the terms and conditions described in (i) this "Offer to Exchange;" (ii) the related letter from Dr. Stephen S. Tang, President, Chief Executive Officer and Acting Chief Financial Officer of Millennium Cell, dated July 22, 2003; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "Offer").

         Millennium Cell is offering its employees, consultants and contractors the opportunity to exchange outstanding vested and unvested stock options granted on or prior to July 22, 2003 with exercise prices greater than $2.90 per share (the "Eligible Options") for shares of its Restricted Stock. If you elect to participate in the Offer, we will issue to you, in exchange for the cancellation of your eligible stock options, consideration equal to the number of shares underlying the stock options valued using the Black-Scholes option-pricing model to determine the fair value of the Eligible Options as of July 17, 2003.

         All tendered options accepted by us through the Offer will be cancelled promptly following the date the Offer ends. The Offer is presently scheduled to expire on August 19, 2003 (the "Expiration Date"), and we expect to cancel options on August 22, 2003, or as soon as possible thereafter (the "Cancellation Date").

         Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         Only employees, consultants and contractors of Millennium Cell as of July 21, 2003 who continue to be employed or retained by Millennium Cell through the Expiration Date, or a later date if the Offer period is extended, are eligible to participate in the Offer. If you are currently on a "personal" leave of absence and return to active status before the date the Offer terminates, you are eligible to participate in the Offer. If you are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence, you also are eligible to participate in the Offer. However, if you are on a leave of absence for any other reason or if you resign or receive a notice of termination at any time before the Expiration Date, you are not eligible to participate in the Offer. If you hold more than one Eligible Option, you must tender all of your options. If you elect to exchange an Eligible Option, you must tender all of the outstanding shares under the Eligible Option. We are making the Offer upon the terms and subject to the conditions described in this Offer to Exchange. We are not making the Offer to, nor will we accept any tender of Eligible Options from or on behalf of, employees, consultants or contractors in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not comply with the laws of such jurisdiction.

         You may participate in the Offer if you are a full-time employee, consultant or contractor of Millennium Cell on July 21, 2003 and through the Cancellation Date. In order to actually receive the Restricted Stock pursuant to this Offer, you must continue to be a full-time employee, consultant or contractor as of the date on which the Restricted Stock is granted. You only may tender outstanding vested and unvested options from the Plan granted on or before July 22, 2003 that have an exercise price greater than $2.90 per share of the common stock underlying such options. You only may tender all or none of your Eligible Options with an exercise price greater than $2.90 per share. We will not accept partial tenders of options. In exchange for the Eligible Options you tender that are accepted for exchange and cancelled by us, you will receive consideration equal to the number of shares underlying the Eligible Options in accordance with the Schedule of Exchange of Options attached hereto as Schedule A (the "Schedule of Exchange of Options").

         If you tender options for exchange as described in this Offer, we will issue you Restricted Stock under the Plan. The Restricted Stock will be available for issuance on the date the tendered options are accepted and cancelled. Regardless of the vesting schedules of the options that you tender to us, the Restricted Stock issued to you will vest after the date of issuance by
(i) 50% of the shares of common stock on the first anniversary of the Issuance Date, or if the common stock price closes at or above $4.25, whichever occurs first; and (ii) the remaining 50% of the shares of common stock will vest on the second anniversary of the Issuance Date, or if the common stock price closes at or above $5.10, whichever occurs first, assuming that you meet the requirements for vesting specified in the restricted stock agreement between you and us. Until it vests, the Restricted Stock will be held in the custody of Morgan Keegan & Company Inc. ("Morgan Keegan") and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement. UNDER U.S. TAX LAWS, IF YOU DO NOT MAKE AN ELECTION UNDER
SECTION 83(b) OF THE INTERNAL REVENUE CODE, THE VESTING OF YOUR RESTRICTED STOCK WILL RESULT IN YOUR RECOGNITION OF TAXABLE INCOME ON EACH VESTING DATE. IF YOU DO MAKE AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, YOU WILL RECOGNIZE TAXABLE INCOME FOR ALL OF THE SHARES EQUAL TO THEIR FAIR MARKET VALUE ON THE DATE OF GRANT.

         As of July 21, 2003, the total number of option shares eligible for the Offer is 1,268,900. Assuming that all of the Eligible Option shares are tendered for the exchange, we would issue up to 307,872 shares of Restricted Stock in exchange for shares underlying the Eligible Options, which is less than 1% of our total shares outstanding following the issuance.

ALTHOUGH OUR COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NEITHER WE NOR OUR COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS. YOU SHOULD CAREFULLY REVIEW THIS OFFER TO EXCHANGE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

         Shares of Millennium Cell common stock are traded on the Nasdaq National Market under the symbol "MCEL." On July 17, 2003, the closing price of our common stock reported on the Nasdaq Stock Market was $1.93 per share, which is the price we have used when applying the Black-Scholes option-pricing model to determine the fair value of the Eligible Option for purposes of this Offer.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DOCUMENTATION AND THE RULES OF THE PLAN OR ANY APPLICABLE LEGISLATION, THE RULES OR LEGISLATION (AS THE CASE MAY BE) WILL TAKE PRECEDENCE. ALL REFERENCES TO TAX CONSEQUENCES ARE FOR GUIDANCE ONLY. WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER.

         Questions about the Offer or requests for assistance or for additional copies of (i) this Offer to Exchange; (ii) the letter from Dr. Stephen S. Tang, dated July 22, 2003; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer should be directed to:

                                                     George Zalepa
                                                     Director of Human Resources
                                                     Millennium Cell Inc.
                                                     1 Industrial Way West
                                                     Eatontown, New Jersey 07724
                                                     Tel. (732) 544-5707
                                                     Fax. (732) 542-4010

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Mr. George Zalepa at fax number
(732) 542-4010 on or before midnight, Eastern Standard Time on August 19, 2003. Election forms must be received before midnight, Eastern Standard Time, on August 19, 2003 (or a later expiration date if we extend the Offer). Election forms not received by Millennium Cell by the Expiration Date, even if sent by the Expiration Date, will be disregarded. Please allow time for delivery when sending your Election Forms.

         We are not making the Offer to, and we will not accept any tender of options from or on behalf of, employees, consultants or contractors in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, in our discretion, take any actions necessary for us to lawfully make the Offer to employees, consultants or contractors in any of these jurisdictions.

         If you accept the Offer and the price of our common stock increases above the exercise price of your Eligible Options during the term of your Eligible Options, the value of the consideration you receive may be less than the value of the common stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee and make no representation that the value of the consideration you receive will be higher than what you would receive if you do not exchange your Eligible Options. Further, we cannot guarantee and make no representation that the value of the Restricted Stock at the time the applicable vesting period expires will be higher than or equal to the value of the Restricted Stock at the time you receive it.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED LETTER FROM DR. STEPHEN S. TANG DATED JULY 22, 2003, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                Table of Contents

                                                                            Page




SUMMARY TERM SHEET.............................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER...................................14

ECONOMIC RISKS................................................................14

TAX-RELATED RISKS.............................................................15

BUSINESS-RELATED RISKS........................................................16

THE OFFER.....................................................................16

   1.       Eligibility.......................................................16

   2.       Number of Options; Expiration Date................................16

   3.       Purpose of the Offer..............................................17

   4.       Procedures for Tendering Options..................................19

   5.       Withdrawal Rights and Change of Election..........................20

   6.       Acceptance of Options for Exchange and Issuance of Restricted
            Stock.............................................................21

   7.       Conditions of the Offer...........................................22

   8.       Price Range of Shares Underlying the Options......................24

   9.       Source and Amount of Consideration; Terms of Restricted Stock.....24

  10.       Information Concerning Millennium Cell............................28

  11.       Interests of Directors and Officers; Transactions and
            Arrangements Concerning the Options...............................29

  12.       Status of Options Acquired By Us in the Offer; Accounting
            Consequences of the Offer.........................................29

  13.       Legal Matters; Regulatory Approvals...............................30

  14.       Material U.S. Federal Income Tax Consequences.....................30

  15.       Extension of Offer; Termination; Amendment........................33

  16.       Fees and Expenses.................................................34

  17.       Additional Information............................................34

  18.       Miscellaneous.....................................................35

                            SUMMARY TERM SHEET

         The following are answers to some questions that you may have about our Offer to our employees, consultants and contractors to exchange outstanding options, whether or not vested, with exercise prices greater than $2.90 per share granted under the Plan. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying materials because the information in this summary and in the introduction preceding the summary are not complete and may not contain all the information that is important to you. We have included references to the relevant sections of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

1. Why are we making the Offer?

         A cornerstone of our success has been the motivation of our employees, consultants and contractors through appropriate levels of cash and equity compensation. Many outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that these options may be unlikely to be exercised in the near future and have resulted in a lack of proper incentives for our employees, consultants and contractors. By making this Offer, we believe we will be able to improve company morale by realigning our compensation programs to more closely reflect the current market and economic conditions.

         The Compensation Committee of our Board of Directors has authorized this exchange in order to provide eligible employees, consultants and contractors an incentive for their continued efforts and dedication. As a company, we are committed to employee, consultant and contractor ownership because it helps us attract and retain the best and brightest personnel. (Section 1)

2. Who is eligible to participate in the Offer?

         "Eligible Participants" are employees, consultants or contractors of Millennium Cell as of July 21, 2003 and who continue to be employees, consultants or contractors through the Expiration Date. If you currently are on a "personal" leave of absence and return to active status before the Expiration Date, you are eligible to participate in the Offer. If you are currently on medical, maternity, worker's compensation, military or other statutorily protected leave of absence, you also are eligible to participate in the Offer. However, if you are on a leave of absence for any other reason, or if you resign or receive a notice of termination at any time before the Expiration Date, you are not eligible to participate in the Offer. In addition, non-employee members of our Board of Directors are not eligible to participate in the Offer.

         You are eligible to participate in the Offer (an "Eligible Holder") if
(1) you are a full-time employee, consultant or contractor of Millennium Cell,
(2) you were hired or retained on or before July 21, 2003, (3) you are employed or retained by Millennium Cell on the date this Offer is made and remain employed or retained as of the date the tendered options are accepted for exchange and the date the Restricted Stock is granted, and (4) you hold one or more Eligible Options to purchase Millennium Cell common stock granted on or before July 22, 2003 under the Plan.

         You are not eligible to participate in the Offer if (1) you are employed by Millennium Cell but you only work part-time, (2) you are a non-employee member of our Board of Directors, or (3) you are not an Eligible Holder as described above. (Section 1)

3. Why doesn't Millennium Cell Inc. "reprice" my Eligible Options?

         A "repricing" of existing options could lead to adverse accounting consequences for the repriced options, including a requirement that we take a charge to earnings for compensation expense over the life of the options. This compensation expense could vary over time if our stock price fluctuates and could lower our earnings per share and adversely impact the price of our common stock on an ongoing basis.

4. How do I know if I have received a "notice of termination"?

         For purposes of the Offer, you have received a "notice of termination" if, at any time before the Expiration Date, you have (i) received a written notice that Millennium Cell intends to take the necessary steps to end your employment or retention relationship, or (ii) in accordance with local laws, filed or have agreed in writing to file a petition in labor court or have entered into an agreement, in each case to end your employment or retention relationship with Millennium Cell.

5. If I meet the eligibility requirements, but I'm on an approved leave of absence during the election period, can I still participate?

         Yes. If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, we will provide you documents relating to the Offer, including, among other things, an Election Form. However, if you are absent for more than 50% of any given vesting period due to being on an approved leave of absence you would not receive any vesting for that period, and the vesting of your Restricted Stock will be suspended for that period. For any such vesting period in which an employee does not vest due to having been on an approved leave of absence for more than 50% of that vesting period, an additional vesting period will be added on to the end of the vesting schedule for that employee subject to the terms and conditions of the rest of this Offer to Exchange. (Section 1)

6. What securities are we offering to exchange?

         We are offering to exchange all stock options having an exercise price greater than $2.90 per share that were granted under our Plan on or before July 22, 2003 to Eligible Holders. In return for your tender of Eligible Options, you will receive a certain number of shares of Restricted Stock.

         We are offering to exchange vested and unvested stock options held by Eligible Participants that are currently outstanding under our Plan and that have exercise prices greater than $2.90 per share. You can elect to exchange all of your Eligible Options if you are an Eligible Participant, and if otherwise permissible by applicable law. Partial tenders of Eligible Options will not be allowed. (Section 2)

7. What is Restricted Stock?

         When you receive "Restricted Stock" you become a holder of shares of Millennium Cell common stock. These shares are "restricted" because they are subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us. Once shares of Restricted Stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. In contrast, a stock option, when vested, gives the option holder a contractual right (subject to the terms and conditions of the option plan and option agreement) to purchase shares of common stock at a certain price for a specified period. (Section 9)

8. What consideration will I receive in exchange for the cancellation of an Eligible Option?

         For each Eligible Participant who elects to participate in this Offer pursuant to the terms described in this Offer to Exchange, we will issue consideration having a value equal to the number of shares underlying each Eligible Option tendered for exchange in accordance with the Schedule of Exchange of Options (the "Consideration"). Unless other arrangements are made, any applicable withholding taxes or charges will be withheld from the Consideration and paid by us to the applicable tax authorities, as permitted or required by law (except consultants or contractors). The Consideration, less applicable withholdings, will be paid in shares of our common stock.

9. If I elect to exchange Eligible Options, do I have to exchange all of my options or can I just exchange some of them?

         If you elect to participate in the exchange, you must tender all your Eligible Options. Partial tenders of Eligible Options are not permitted. (Sections 2 and 6)

10. If I elect to exchange Eligible Options, will my election affect other components of my compensation?

         Your decision to accept or reject the Offer will not affect your present and future compensation in any way. Your acceptance or rejection of the Offer also will not affect your ability to receive stock or option grants in the future.

11. When will I receive my Restricted Stock?

         The Restricted Stock will be granted on or about August 22, 2003, or as soon as possible thereafter, unless we extend this Offer to Exchange or unless we decide to reject all tendered options. We expect to distribute the restricted stock agreements promptly after expiration of this Offer to Exchange and after we have accepted and cancelled the tendered options. Your award of Restricted Stock will be evidenced by a restricted stock agreement between you and us. Until the Restricted Stock vests, it will be held in the custody of Morgan Keegan. The shares will be deposited into your account with Morgan Keegan, subject to payment of applicable withholding taxes when the shares vest. (Section 6)

12. What is the vesting schedule for the Restricted Stock?

         The shares of Restricted Stock will vest over a two-year period that will begin on the Issuance Date (assuming your continued employment or retention). Subject to the terms and conditions of the Plan and the restricted stock agreement, 50% of the shares will vest on the first anniversary of the Issuance Date, or if the common stock price closes at or above $4.25, whichever occurs first, and the remaining 50% will vest on the second anniversary of the Issuance Date or if the common stock price closes at or above $5.10, whichever occurs first. Vesting only will occur, however, if you are employed or retained by Millennium Cell through the respective vesting dates. Even if the options you exchange are partially or fully vested, the shares of Restricted Stock you receive will not be vested and will be subject to the new vesting periods.

         If you are absent for more than 50% of any given vesting period due to being on an approved leave of absence, the vesting of your Restricted Stock will be suspended for that period. The vesting that you missed generally will be added on at the end of the regularly scheduled vesting period. For example, assume you go out on a three month approved leave of absence on December 15, 2003 and return on March 15, 2004. You would vest for the period ending on August 22, 2004 because you worked for more than 50% of that vesting period. However, if you go on a seven month approved leave of absence on December 15, 2003 and return on July 15, 2003, you would not vest for the period ending on August 22, 2004 because you would have been on leave for more than 50% of that one year vesting period. An additional vesting period would be added on at the end and you would be scheduled to be 100% vested on August 22, 2006. Note that the vesting examples and dates provided above could change if the common stock price closes at or above $4.25 or $5.10 prior to the first and second anniversary vesting dates, respectively.

         If you change your status from full-time to part-time and your status is part-time for more than 50% of any given vesting period, vesting of your Restricted Stock will be suspended until the next period in which you are full-time for more than 50% of the given vesting period. The vesting period(s) that you missed will be added on at the end of the vesting schedule. (Section 9)

13. Under what circumstances will I forfeit the Restricted Stock I receive in the exchange?

         Prior to vesting, your unvested Restricted Stock will be forfeited completely if you leave Millennium Cell for any or no reason, including voluntary resignation or termination of your employment or retention by us with or without cause. Whatever shares vest while you remain a Millennium Cell employee, consultant or contractor are yours to keep even after you leave Millennium Cell. (Section 9)

14. What are the other restrictions on the Restricted Stock?

         The restrictions on the Restricted Stock you receive in this exchange will be set forth in your restricted stock agreement. Restricted Stock generally may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the stock vests. Until then, the Restricted Stock will be held in the custody of Morgan Keegan. Once the Restricted Stock has vested, the stock no longer will be subject to forfeiture in connection with your employment or retention with Millennium Cell. (Section 9)

15. Will I receive a stock certificate representing the Restricted Stock?

         Your award of Restricted Stock will be evidenced by the restricted stock agreement between you and us. Until the Restricted Stock vests, it will be held in your account at Morgan Keegan in the custody of Morgan Keegan. Following each anniversary of the exchange date (or earlier if the common stock price closed at or above $4.25 or $5.10 triggering earlier vesting), if you are still employed or retained by us and have signed the restricted stock agreement and related documents, and subject to the terms and conditions of the Plan and the restricted stock agreement, 50% of the shares of your original award of Restricted Stock will be awarded to you, subject to payment of applicable withholding taxes if applicable. (Section 9)

16. Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to restriction?

         Once the Restricted Stock is granted, you will be treated as a stockholder. This will entitle you to voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions of your Restricted Stock) with respect to all shares of Restricted Stock, whether vested or unvested. Millennium Cell will deliver to you, by mail or otherwise, all notices of meetings, proxies and other materials distributed to all our stockholders. (Section 9)

17. Are there conditions to the Offer to exchange?

     This Offer is subject to other conditions described in Section 7. The Offer is subject to a number of conditions. If any of these conditions exist, we may decide to reject the Eligible Options that you elect to exchange, or we may terminate or amend the Offer, or postpone our acceptance of any Eligible Option that you elect to exchange. A summary of these conditions is as follows:

     o if we are required to extend the Expiration Date beyond August 19, 2003;

     o if regulatory or legal actions threaten the validity or existence of, or our ability to complete, the Offer, or materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

     o if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us; o if trading in the U.S. securities markets is suspended;

     o if a third party commences a merger with or acquisition of Millennium Cell; or o if we believe that a material change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership has occurred.

18. If I am eligible to participate in the exchange, will I be eligible to receive other option grants?

         Millennium Cell will not issue any new options to an Eligible Holder for a period of at least six months from the date of the Restricted Stock grant, regardless of whether or not the Eligible Holder participates in the Offer. We will defer the grant of new options to Eligible Holders because it is necessary for us to do so to avoid incurring compensation expense due to accounting rules that could apply to such interim option grants as a result of the Offer. Therefore, Eligible Holders generally will not be eligible to receive any new option grants until the 2003 annual review currently scheduled for February 2004. (Section 6)

19. What is the source of the Restricted Stock that will be used to exchange my options?

         The Restricted Stock offered to option holders will be issued under the Plan and will be drawn from the pool of common stock currently authorized for issuance under that Plan. All options under the Plan returned to us in the tender offer will be cancelled and those shares will be returned to the Plan from which they were granted, thereby permitting the issuance of the Restricted Stock under the Plan and providing additional stock for future awards under the Plan. (Section 9)

20. How did Millennium Cell determine the amount of Consideration to be paid in exchange for the cancellation of each share of common stock underlying an Eligible Option?

         We used the Black-Scholes option-pricing model to determine the fair value of the Eligible Options. The Black-Scholes option-pricing model relies on various assumptions, including the expected remaining term of the options, the volatility of our common stock, the risk-free rate of interest, expected dividends, the option exercise price and the closing price of our common stock as of July 17, 2003. The amount of Consideration that we are offering per share of common stock underlying an Eligible Option is intended to be at least the fair value of the Eligible Option as of July 17, 2003, as determined by the Black-Scholes option-pricing model using our current estimates of these assumptions. (Section 9)

21. What price will be used to determine the number of shares of Restricted Stock I will receive in exchange for my Eligible Options?

         We will use the closing price of our common stock as reported on the Nasdaq National Market on July 17, 2003 to calculate the number of shares of Restricted Stock that will be issued in exchange for the cancellation of Eligible Options. If this calculation would result in the issuance of fractional shares of common stock, the number of shares of Restricted Stock will be rounded up to the nearest whole number of shares.

22. How and when will I receive my shares of Restricted Stock?

         As soon as practicable after the Issuance Date, we expect to deliver the Restricted Stock to Morgan Keegan who will deposit them into your account at Morgan Keegan. If you do not have an account with Morgan Keegan, we will establish one for you prior to the Issuance Date. Morgan Keegan will hold your shares of Restricted Stock as custodian in your account and release them for sale as they vest and withholding taxes are paid (if required).

23. May I request to have my Restricted Stock delivered to a broker other than Morgan Keegan?

         For administrative reasons, your Restricted Stock only can be delivered directly to Morgan Keegan.

24. Will I have to pay taxes if I exchange my Eligible Options in the Offer?

         If you accept the Offer, in most jurisdictions you will recognize income on the Consideration for income tax purposes as the Restricted Stock vests. Any applicable withholding taxes or charges on vesting will be withheld from the Consideration and paid to the appropriate tax authority, as permitted or required by law. The income recognized on vesting will be treated as ordinary income and we will be required to withhold certain income, employment and payroll taxes. As a result, we will withhold at the supplemental rate applicable to your Restricted Stock. Withholding taxes or charges will not be withheld for consultants and contractors. Acceleration of income recognition occurs if you make a Section 83(b) election discussed in Question 25 below.

         Depending on your personal tax situation, you may owe taxes on the Consideration above and beyond the amounts withheld. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay. (Section 14)

25. What are the U.S. tax effects for the Restricted Stock?

         Assuming you do not make an election under Section 83(b) of the Internal Revenue Code, you will have no taxable income at the time we grant you the Restricted Stock in exchange for your tendered Eligible Options. Instead, you will recognize ordinary income when (and if) the Restricted Stock vests. If you make a Section 83(b) election, you recognize ordinary income at the time of grant of the Restricted Stock. However, if you later forfeit the Restricted Stock, you are not allowed a tax deduction with respect to the forfeiture. That is, you will not receive any credit for taxes paid with respect to such forfeited stock. In all cases, the amount of ordinary income that you recognize will equal the fair market value of the shares at the time you recognize income.

         For example, if you receive 200 shares of Restricted Stock on August 22, 2003, 100 shares would vest on the first vesting date.

         If you do not make an election under Section 83(b) of the Code, on or before thirty (30) days after August 22, 2003, you would recognize ordinary income for 100 shares on the first vesting date and the amount would be the closing price of our common stock on the following market trading day. If our stock price is $2.00 on the business day following the first vesting date, you would recognize $200 of ordinary income. If on the business day following the second vesting date our stock price is $2.25, you would recognize $225 of ordinary income.

         If you do make an election under Section 83(b) of the Code on or before thirty (30) days after August 22, 2003, you would recognize ordinary income for all 200 shares on August 22, 2003, the date of grant. If our stock price is $2.00 on August 22, 2003, you would immediately recognize $400 of ordinary income. The subsequent vesting of the shares does not trigger additional recognition of ordinary income.

         Upon the subsequent sale of the shares, any gain or loss will be treated as capital gain or loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held less than one year is taxed at your highest marginal income tax rate. Net capital gain on assets held for one year or more is taxed currently at a maximum federal rate of 15%. Capital losses first are allocated in full against capital gains and then up to $3,000 against ordinary income. Unused capital losses are carried forward to subsequent taxable years. (Section 14)

         PLEASE BE AWARE THAT THE STOCK PRICES LISTED ABOVE ONLY ARE BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES OR COVENANTS THAT MILLENNIUM CELL'S STOCK PRICE WILL ACTUALLY ACHIEVE THE AMOUNTS INDICATED AS OF SUCH DATES OR ON ANY OTHER DATE.

         THE PREVIOUS DISCUSSION REGARDING TAXES IS INTENDED ONLY AS A SUMMARY OF THE GENERAL U.S. TAX LAWS THAT APPLY TO THE RESTRICTED STOCK. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO ANY PARTICULAR INDIVIDUAL WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY ADVISE YOU TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING YOUR PARTICIPATION IN THE OFFER.

26. How will withholding taxes be handled when my Restricted Stock vests?

         At the time you recognize ordinary income (either upon vesting or, if you make an election under Section 83(b) of the Code, upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay your salary, unless you are a consultant or contractor. This ordinary income will be reflected on your year-end W-2. In order to facilitate the payment of this withholding tax obligation, we have arranged with Morgan Keegan to sell a portion of your shares of Restricted Stock that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your restricted stock agreement and your Irrevocable Standing Order to Sell Shares. Specifically, the following will happen:

o You will be required to open an account with Morgan Keegan for your shares of Restricted Stock. We will require you to sign and return the Irrevocable Standing Order to Sell Shares prior to any vesting of your shares. The Irrevocable Standing Order to Sell Shares includes provisions authorizing Morgan Keegan to sell a portion of your shares of Restricted Stock to pay withholding taxes.

         Note: If you are an executive of Millennium Cell subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person" under the Millennium Cell Inc. Amended and Restated Compliance Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of signing and delivering an Irrevocable Standing Order to Sell Shares.

o If you make a Section 83(b) election, you must pay over to us the amount of the withholding taxes by check at the time of the election. If you do not pay over the amount of withholding taxes by check, your Section 83(b) election will not be effective and Morgan Keegan will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation after each vesting date, as described below. You will pay Morgan Keegan's usual trade commission for this sale.

o If you do not make a Section 83(b) election, on one of three (3) market trading days immediately following each vesting date, Morgan Keegan will rely on your irrevocable standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Morgan Keegan's usual trade commission for this sale.

o Millennium Cell will estimate the amount of taxes to be withheld based on the closing stock price on the date of vesting. An estimate is needed because your actual taxable compensation will be determined using the closing price on the first market trading day following your vesting date. A schedule will be provided to Morgan Keegan on the vesting date(s) showing the shares to be sold for each employee to satisfy the estimated withholding taxes.

o You will recognize a short-term capital gain or loss on the shares sold to pay your withholding taxes and commissions based on the difference between the sales price of your shares sold to cover withholding and the amount of taxable income recognized on the vesting date (i.e., equal to the closing price of our stock on the trading day following your vesting date). Any proceeds from your trade not used to pay withholding taxes and commissions will be deposited into your Morgan Keegan account.

o The amount of withholding taxes you owe will be based on the closing price of our stock on the next market trading day following the vesting date. We will estimate the correct number of vested shares to be sold to cover withholding taxes based on the price of our stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Morgan Keegan account. In the event that the proceeds received are insufficient to cover the withholding taxes, then we reserve the right to either instruct Morgan Keegan to sell additional vested shares or deduct the necessary amount from your wages.

         By participating in this exchange and signing the restricted stock agreement and Irrevocable Standing Order to Sell Shares, you will authorize us and Morgan Keegan to take the above actions to pay withholding taxes if you are an employee. In the event there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations. (Section 14)

27. When can I sell my shares of Restricted Stock?

         You generally may sell your shares once they have become vested pursuant to the terms of your Restricted Stock grant and the Plan. The scheduled vesting dates for the Restricted Stock grants are as follows: August 22, 2004, or when the common stock price closes at or above $4.25, whichever occurs first, and August 22, 2005, or when the common stock price closes at or above $5.10, whichever occurs first.

           Once sufficient shares have been sold to cover your tax obligations and Morgan Keegan's commission, any remaining shares will be deposited in your account in an unrestricted form approximately six business days after the vesting date. This delay is necessary to allow adequate time for Morgan Keegan to sell the shares to pay the necessary taxes, remove the restrictive legend from your shares certificate and for your account to be reconciled. (Section 9)

28. What do I need to do to exchange my Eligible Options?

         If you elect to participate in the Offer, you must have an account with Morgan Keegan, as we will deposit the shares of Restricted Stock directly into that account. If you do not currently have an account with Morgan Keegan, we will set one up for you prior to the Issuance Date. This account must remain open as long as you hold shares of unvested Restricted Stock. Please note, however, that there is currently no cost to you in maintaining an account with Morgan Keegan, although this may change and there may be costs associated with effecting transactions out of that account. (Section 9)

YOU SHOULD REVIEW THE ELECTION FORMS AND ALL OF THE RELATED ATTACHMENTS BEFORE MAKING YOUR ELECTION.

29. How do I exchange my options for Restricted Stock pursuant to the Offer?

         In connection with the Offer, we are providing you a packet of information. Additionally, there will be included an Election Form that the Company must receive no later than midnight, Eastern Standard Time, on August 19, 2003, stating whether or not you intend to participate in the Offer. You may mail your Election Form to George Zalepa's attention at: 1 Industrial Way West, Eatontown, New Jersey 07724. It also is acceptable to fax your signed Election Form to Mr. Zalepa at (732) 542-4010 on or before the above deadline and mail the original. If it is not timely received by us, you will not be able to participate.

         We will send an e-mail three (3) business days prior to the expiration of the Offer to confirm whether your Election Form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the Offer to confirm what remaining forms were received. However, these e-mails do not constitute acceptance of the options for exchange. (Section 4)

30. When does the Offer to exchange expire? Can the Offer be extended, and if so, how will I know if it is extended?

         The Offer expires on August 19, 2003 at midnight, Eastern Standard Time, unless we extend it. Although we currently do not intend to do so, we may, in our discretion or as required by law, extend the Offer at any time. If the Offer is extended we will make a public announcement of the extension no later than midnight, Eastern Standard Time, on the next business day following the previously scheduled expiration of the Offer period. (Section 4)

31. During what period of time may I withdraw my previously tendered options?

         You may withdraw your tendered options at any time before midnight, Eastern Standard Time, on August 19, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to Mr. Zalepa a completed Notice to Withdraw From the Offer while you still have the time to withdraw the tendered options. Once you have withdrawn your options, you may re-tender them only by following the delivery procedures described in this Offer. (Section 5)

32. Do I have to return an election form if I do not want to exchange my options?

         Whether you accept the Offer or not, you need to complete and deliver the Election Form to George Zalepa by the deadline specified above. (Section 4)

33. What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?

         If you do not accept the Offer, or if we do not accept all tendered options, you will keep all of your current options, and you will not receive any Restricted Stock. The options will retain their current exercise prices and vesting schedule until you exercise them or they expire by their terms. (Section
6)

34. What happens to my options if after I tender my options I cease to be an employee, consultant or contractor of Millennium Cell?

         If you cease to be an employee, consultant or contractor of Millennium Cell prior to the expiration of the Offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. In this event, you will not receive any Restricted Stock. (Section
2)

         If you cease to be an employee, consultant or contractor of Millennium Cell after we accepted and cancelled your tendered options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. (Section 4)

         This Offer does not change the "at-will" nature of your employment with us in any way and your employment or retention may be terminated by us or by you at any time (unless you have a written employment agreement with us, in which case the terms therein apply).

35. Under what circumstances would Millennium Cell not accept my Eligible
Options?

         We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted and received for exchange and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, or to the extent that we determine it is unlawful to accept the Eligible Options elected for exchange, or if certain conditions exist which in our judgment makes it inadvisable to proceed with the Offer.

36. What happens if an outside party acquires Millennium Cell?

         If we are acquired prior to the expiration of the Offer, you may withdraw your tendered options and have the rights afforded to you under the Plan and your existing stock option agreements evidencing those options.

         If you continue employment or retention after a buyer acquires control of Millennium Cell, the buyer generally will assume your unvested Restricted Stock and your vesting schedule would continue. Rather than receiving shares of stock in Millennium Cell, you would in all likelihood receive shares of stock in the buyer, cash or a combination of both when you vest. Your restricted stock agreement will contain the particular provisions regarding the effect of an acquisition on your Restricted Stock. (Section 9)

37. What do we and the Compensation Committee of our Board of Directors think of this Offer to exchange?

         Although the Compensation Committee of our Board of Directors has approved this Offer, neither we nor the Compensation Committee makes any recommendation as to whether you should tender or refrain from tendering your options. You should evaluate your situation and consult with your personal tax, financial or legal advisor to determine whether or not to participate in the exchange. We recommend that you evaluate current market quotes for our market stock, among other factors, before deciding whether or not to participate in the exchange.
(Section 3)

38. What are the accounting consequences to Millennium Cell of making this Offer?

         Millennium Cell will record an expense based on the stock's value on the date of grant. This value will be expensed as a compensation expense as the Restricted Stock vests. The shares of Restricted Stock issued in exchange will not be treated as variable awards for financial accounting purposes. As a result of this Offer, all options that are eligible to be tendered but that are not tendered and accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of Millennium Cell's common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of Millennium Cell's common stock in Millennium Cell's statement of operations until the options are exercised, forfeited or terminated. Options which were eligible but not tendered in this Offer and accepted will retain their original term, which is generally ten (10) years, subject to earlier expiration of the option upon the occurrence of certain events, such as the optionee's termination of employment or retention. (Section 12)

39. Who can I talk to if I have questions about this Offer?

         All questions about the Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange should be directed to George Zalepa, Director of Human Resources at Millennium Cell.

40. What else should I know about this Offer to Exchange?

         We may update this Offer to Exchange in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new Offer to Exchange, except upon request. Accordingly, you should keep this Offer to Exchange for future reference.

         You should rely on the information incorporated by reference or provided in this Offer to Exchange or any supplement to this Offer to Exchange. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this Offer to Exchange or any supplement to this Offer to Exchange is accurate as of any date other than the date on the front of this document.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

o Our latest Annual Report and Quarterly Report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(a) under the Securities Act of 1933, as amended (the "1933 Act") which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed.

o                 All other reports and proxy statements filed pursuant to
                  Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to above.

                 CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Quantitative and Qualitative Disclosures of Market Risk" in Millennium Cell's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 17, 2003, and under the same heading in Millennium Cell's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 14, 2003, highlight the material risks of participating in this Offer. Eligible Holders should consider carefully these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participant in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the related letter from Dr. Stephen S. Tang, President, Chief Executive Officer and Acting Chief Financial Officer of Millennium Cell, dated July 22, 2003, the Election Form and the Notice to Withdraw from the Offer, our entire Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 before deciding whether the participate in the exchange offer.

                                 ECONOMIC RISKS

         You may lose the potential benefit of any vested options that you tender in this Offer.

         Your shares of Restricted Stock are scheduled to vest ratably in two equal annual installments commencing August 22, 2003 or when the common stock price closes at or above $4.25 and $5.10. You will receive Restricted Stock with a new vesting schedule and lose the benefit of vesting that already has occurred with respect to your Eligible Options. You generally will forfeit any portion of the Restricted Stock you receive in this Offer that is not vested when your service with us terminates for any reason. In such case, your unvested Restricted Stock will be forfeited and will not continue to vest. If your service with us is terminated for any reason prior to August 22, 2004 or the date when the common stock price closes at or above $4.25, you generally will forfeit all of your Restricted Stock. If your service with us is terminated for any reason prior to August 22, 2005 or the date when the common stock price closes at or above $5.10, (or later, in the case of certain leaves of absence), you may lose the potential benefit of any vested options you tender in this Offer.

         If the trading price of our common stock increases after this Offer, of which we can give you no assurance whatsoever, you may benefit to a lesser extent if you tender your options. In exchange for the cancellation of your Eligible Options, we will issue to you consideration equal to the number of shares underlying your Eligible Options according to the Schedule of Exchange of Options attached hereto as Schedule A. If the trading price of our common stock increases above the exercise price of your tendered options, because of the higher number of option shares, you may benefit more from holding the options. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different trading prices of our common stock.

                                TAX-RELATED RISKS

         If you do not make an election under Section 83(b) of the Internal Revenue Code, upon the vesting of your Restricted Stock, you will be required to recognize compensation income in an amount equal to the fair market value of the Restricted Stock that vests, such amount determined on the day after the shares vest. If the trading price of our common stock decreases after a vesting date and your shares are subsequently sold, you may receive an amount from the sale of your Restricted Stock that is less than your tax liability.

         If you make a Section 83(b) election within thirty (30) days after grant, you will be required to recognize compensation income at the time of the grant of the Restricted Stock in an amount equal to the fair market value of the Restricted Stock you receive. If you make a Section 83(b) election and subsequently forfeit your shares of Restricted Stock, you will receive nothing from the forfeiture of your Restricted Stock to offset your tax liability. Also, if the trading price of our common stock declines after you make a Section 83(b) election, and your Restricted Stock subsequently vests, you may receive an amount from the sale of your Restricted Stock that is less than your tax liability.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Offer. We also believe that the Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the exchange.

         However, the Internal Revenue Service may characterize our Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your incentive stock options are modified would extend your required holding period with respect to the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two (2) years from the date of the deemed modification of your incentive stock options, or (ii) one (1) year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-qualified stock options upon exercise.

                             BUSINESS-RELATED RISKS

         For a description of risks related to Millennium Cell's business, please see Section 18 of this Offer to Exchange.

                               THE OFFER

1. Eligibility.

         You are a holder eligible to participate in the Offer (an "Eligible Holder") if:

     (1)......you  are a  full-time  (30  hours or more per  week)  employee  of
Millennium Cell;

     (2)......you are a consultant or contractor of Millennium Cell;

     (3)......you were hired or retained on or before July 21 , 2003;

     (4)......you are employed or retained by Millennium Cell on the date this
Offer is made and remain employed or retained as of the date the tendered options are accepted for exchange and the date the Restricted Stock is granted; and

     (5)......you hold one or more Eligible Options to purchase Millennium Cell common stock under the Plan.

         You are not eligible to participate in the Offer if:

     (1)......you were hired or retained after July 21 , 2003;

     (2)......you are employed by Millennium Cell, but you only work part-time;

     (3)......you are a non-employee member of our Board of Directors; or

     (4)......you are not an Eligible Holder as described above.

         If you meet the eligibility requirements, but you are on an approved leave of absence during the election period, you still are eligible to participate in the Offer. However, if you are absent for more than 50% of any given vesting period due to being on an approved leave of absence you would not vest for that period, and the vesting of your Restricted Stock will be deferred. For any such vesting period in which you do not vest due to having been on an approved leave of absence for more than 50% of that vesting period, an additional vesting period will be added on to the end of the vesting schedule subject to the terms and conditions of this Offer to Exchange.


2. Number of Options; Expiration Date.

         Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised Eligible Options held by Eligible Holder that are properly tendered in accordance with Section 4 "Procedures for Tending Options" and not validly withdrawn before the Expiration Date, in return for shares of Restricted Stock, as described in greater detail in Section 9 "Source and Amount of Consideration, Terms of Restricted Stock". We are offering to exchange all stock options having an exercise price greater than $2.90 per share that were granted under our Plan on or before July 22, 2003 to Eligible Holders. In return for your tender of Eligible Options, you will receive a certain number of shares of Restricted Stock.

         In exchange for the cancellation of your Eligible Options, we will issue to you consideration equal to the number of shares underlying your Eligible Options in accordance with the Schedule of Exchange of Option attached hereto as Schedule A. All fractional amounts will be rounded up. For example, assume that you tender an Eligible Option covering 976 shares at an option exercise price of $4.35. 976 shares multiplied by $0.32 (the value of the restricted stock award for options having an exercise price of $4.35, as indicated on the Schedule of Exchange of Options) equals 312.3. The Restricted Stock grant would be rounded up to 313 shares. We will not accept partial tenders of options. Therefore, you may tender options for all or none of the shares subject to your Eligible Options. We presently expect to cancel all tendered options on or about August 22, 2003.

         If you cease to be an employee, consultant or contractor of Millennium Cell prior to the expiration of the Offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. In this case, you will not receive any Restricted Stock. If you cease to be an employee, consultant or contractor of Millennium Cell after we have accepted and cancelled your tendered options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. In this case, you will be entitled to keep any vested shares of Restricted Stock as of your date of termination. These forfeiture provisions will apply regardless of whether you quit with or without good reason, we terminate your employment or retention with or without cause or your employment or retention is terminated because of death or disability. This Offer does not change the "at-will" nature of your employment or retention with us in any way and your employment or retention may be terminated by us or by you at any time (unless you have an agreement with us in which case the terms thereof will apply).

         The term "Expiration Date" means midnight, Eastern Standard Time, on August 19, 2003, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     o we increase or decrease the amount of consideration offered for the options,

     o we decrease the number of options eligible to be tendered in the Offer, or

     o we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.


         If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

3. Purpose of the Offer.

         We previously issued the Eligible Options to:

     o provide our employees, consultants and contractors with additional incentives and to promote the success of our business, and

     o encourage our employees, consultants and contractors to continue their employment and retention with us.

         The Compensation Committee of the Board of Directors has authorized this exchange in order to provide Eligible Holders an incentive for their continued efforts and dedication. As a company, we believe that equity ownership helps us attract and retain the best and brightest personnel.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little current value as an incentive to retain and motivate our employees, consultants and contractors, and we believe they are unlikely to exercise these options in the foreseeable future. By making the Offer to exchange outstanding options for Restricted Stock, we intend to provide our employees, consultants and contractors with the benefits of owning shares of common stock that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

         In addition, our compensation policies have historically allocated significant weight to equity incentive compensation, in the belief that equity incentives are an effective mechanism to attract and retain the type of personnel that we seek and to motivate them to build value for all of our stockholders. As a result of the broad decline in the trading prices of stock (in particular, technology stock) over the past three years, and the decline in the market price of our stock, we believe that equity incentive compensation packages that we have granted at higher valuation levels have lost at least some of their effectiveness as mechanisms for retention and motivation. At the same time, we remain committed to providing significant equity incentives to our employees, consultants and contractors as a means to build value for all stockholders. Many of our employees, consultants and contractors joined us when stock market indexes and the market price of our stock were substantially higher and hold "underwater" options and have therefore not had the opportunity to realize any financial benefit from their Millennium Cell stock options. By offering to exchange Eligible Options for Restricted Stock, we intend to provide employees, consultants and contractors with a demonstration of the financial benefits of equity ownership.

         At any give time, we may be engaged in discussions or negotiations with respect to strategic partnerships and capital infusions. We also grant options in the ordinary course of business to our current employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of securities in compliance with the Millennium Cell Inc. Amended and Restated Compliance Procedures. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our Annual Report on Form 10-K, the Proxy Statement for our 2003 Annual Meeting of Stockholders and other filings with the SEC, we presently have no definitive plans or binding proposals that relate to or would result in:

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation;

     (b) any purchase, sale or transfer of a material amount of our assets;

     (c) any material change in our present dividend policy or in our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e) any material changes in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

     (h) the suspension of our obligation to file reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of us by an person.

         NEITHER WE NOR THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE, THE LETTER FROM DR. STEPHEN S. TANG DATED JULY 22, 2003, THE ELECTION FORM, AND THE NOTICE TO WITHDRAW FROM THE OFFER, AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

4. Procedures for Tendering Options.

         Proper Tender of Options.

         To validly tender your Eligible Options, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form via facsimile or hand delivery to George Zalepa, Director of Human Resources at Millennium Cell, along with any other required documents. Whether you accept the Offer or not, you need to complete and deliver the Election Form to:

               George Zalepa
               Director of Human Resources
               Millennium Cell Inc.
               1 Industrial Way West
               Eatontown, New Jersey 07724
               Fax: (732) 542-4010

         Mr. Zalepa must receive all of the required documents before the Expiration Date. The expiration date is no later than midnight, Eastern Standard Time, on August 19, 2003. If it is not timely received by us, you will not be able to participate.

         The delivery of all documents, including Election Forms and any Notice to Withdraw from the Offer, is at your risk. We intend to confirm the receipt of your Election Form within three (3) business days prior to the expiration of the Offer and we will send a final confirmation e-mail following the expiration of the Offer to confirm what remaining forms were received. However, these e-mails do not constitute acceptance of the options for exchange. If you have not received such a confirmation of receipt before the Expiration Date, it is your responsibility to ensure that we have received your Election Form by the Expiration Date.
         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. Although we anticipate that we will accept properly and timely tendered options that are not validly withdrawn, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular Eligible Holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the Offer period, subject only to any extension which we may grant in our sole discretion.


         Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. As noted above, we reserve the right to reject any or all tenders of options for any reason, including tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept.

         Subject to our rights to extend, terminate and amend the Offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the Offer.

5. Withdrawal Rights and Change of Election.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this section. If your employment or retention terminates before the expiration of the Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable under your stock option agreement following your termination.

         You may withdraw your tendered options at any time before midnight, Eastern Standard Time, on August 19, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. We expect to accept all properly tendered options promptly after the expiration of the Offer on August 19, 2003, and we expect to cancel all accepted options on or about August 22, 2003. If, however, we have not accepted your tendered options for exchange by September 17, 2003, at midnight, Eastern Standard Time, you may withdraw your tendered options at any time after September 17, 2003, until they are accepted and cancelled.

         To validly withdraw tendered options, you must deliver to Millennium Cell, Attention: George Zalepa, via facsimile to (732) 542-4010 or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options. We will not accept delivery of a notice of withdrawal by email.

         If you first decline to participate in the Offer and then decide to participate, you must deliver a new Election Form to Millennium Cell, Attention:
George Zalepa, via facsimile to (732) 542-4010 or hand delivery, in accordance with the procedures listed in Section 4 above, prior to the Expiration Date. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated.

         Except as described in the following sentences of this paragraph, the Election Form and the Notice to Withdraw from the Offer must be executed by the Eligible Holder whose name appears on the option agreement or agreements evidencing such options. If the Eligible Holder's name has legally been changed since the signing of the option agreement, the Eligible Holder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be provided.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

6. Acceptance of Options for Exchange and Issuance of Restricted Stock.

         Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and will cancel those Eligible Options that are properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, those options will be cancelled promptly after the date of our acceptance, which we anticipate to be on or about August 22, 2003, and we will forward to you, as soon as practicable, a restricted stock agreement for execution in connection with the issuance to you of Restricted Stock.

         The Restricted Stock will be granted under the Plan on or about August 22, 2003, unless we extend this Offer to Exchange or unless we decide to reject all tendered options. We expect to distribute the restricted stock agreements promptly after expiration of this Offer to Exchange and after we have accepted and cancelled the tendered options. Your award of Restricted Stock will be evidenced by a restricted stock agreement between you and us. Until the Restricted Stock vests, it will be held in the custody of Morgan Keegan.

         Your shares will be deposited into your account with Morgan Keegan, subject to payment of applicable withholding taxes when the shares vest. Following each vesting date, if you are still employed or retained by us, have signed the restricted stock agreement and related documents, 50% of the shares of your original award of Restricted Stock will be deposited into your Morgan Keegan account in an unrestricted form within approximately six business days, subject to payment of applicable withholding taxes, as applicable, and removal of the restrictive legend from your share certificate.

         We will not accept partial tenders of your Eligible Options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, to participate in the Offer, you must tender all of your unexercised Eligible Options whether or not such options are partially exercised.

         Millennium Cell will not issue any new options to Eligible Holders for a period of at least six months from the date of the Restricted Stock grant, regardless of whether or not the Eligible Holder participates in the Offer. We will defer the grant of new options to Eligible Holders because it is necessary for us to do so to avoid incurring compensation expense due to accounting rules that could apply to these interim option grants as a result of the Offer. Therefore, Eligible Holders generally will not be eligible to receive any new option grants until the 2003 annual review currently scheduled for February 2004.

         If you do not accept the Offer, or if we do not accept any returned options, you will keep all of your current options, and you will not receive any Restricted Stock. The options will retain their current exercise prices and vesting schedules until you exercise them or they terminate or expire by their terms.

         Within three (3) business days prior to the expiration of the Offer, we intend to e-mail you a confirmation of receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will not be deemed to have accepted your options for exchange until such time as we have given oral or written notice to the Eligible Holders generally of such acceptance of such options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the Offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be on or about August 22, 2003. We currently anticipate announcing our decision to accept or reject the exchange offers on or about August 22, 2003.

7. Conditions of the Offer.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after August 19, 2003, and prior to the Cancellation Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of Restricted Stock, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Millennium Cell;

o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Millennium Cell, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

              (i) make the acceptance for exchange of, or issuance of Restricted Stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

              (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue
                       Restricted Stock for, some or all of the tendered options;

              (iii) materially impair the contemplated benefits of the Offer to Millennium Cell; or

              (iv)     materially and adversely affect Millennium
                       Cell's business, condition, income,
                       operations or prospects or materially impair the contemplated benefits of the Offer to Millennium Cell;

o a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Millennium Cell, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

o any change or changes shall have occurred in Millennium Cell's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Millennium Cell or may materially impair the contemplated benefits of the Offer to Millennium Cell;

o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, the Nasdaq stock market or the over-the-counter market; or

o any actual or anticipated change in United States generally accepted accounting principles, or the application or interpretation thereof, which could materially and adversely effect the manner in which we are required for financial accounting purposes to account for the Offer.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Shares Underlying the Options.

         There is no established trading market for Eligible Options or any other options we have granted under the Plan. The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "MCEL." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                           Low       High
                                                           ---       ----
Fiscal Year 2003:
          Quarter ended June 30, 2003   ................ $1.50      $2.08
          Quarter ended March 31, 2003..................  1.53       2.50

Fiscal Year 2002:
          Quarter ended December 31, 2002...............  1.79       2.83
          Quarter ended September 30, 2002..............  1.90       3.01
          Quarter ended June 30, 2002...................  2.77       4.25
          Quarter ended March 31, 2002..................  3.45       6.49

Fiscal Year 2001:
          Quarter ended December 31, 2001...............  3.00       6.00
          Quarter ended September 30, 2001..............  3.45       9.50


         As of July 17, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $1.93 per share. We have never paid cash dividends on our common stock and do not expect to pay any dividends in the foreseeable future.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9. Source and Amount of Consideration; Terms of Restricted Stock.

         Consideration.

         We will issue shares of Restricted Stock subject to certain vesting restrictions under our Plan in exchange for the Eligible Options properly tendered to and accepted for exchange and cancelled by us. We will issue shares of Restricted Stock in accordance with the Schedule of Exchange of Options, in exchange for Eligible Options which we accept and cancel in accordance with the terms of this Offer, with fractional shares rounded up to the nearest whole share. If we receive and accept tenders of all Eligible Options from all Eligible Holders, subject to the terms and conditions of this Offer, we will issue to Eligible Holders consideration equal to the number of shares underlying the Eligible Options in accordance with the Schedule of Exchange of Options. These shares would equal less than 1% of the total shares of our common stock outstanding as of July 17, 2003.

         Terms of Restricted Stock.

         The following description of the terms of the Restricted Stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Plan and the forms of restricted stock agreement. The Plan, as amended, and the forms of restricted stock agreement have been filed with the SEC as exhibits to the Schedule TO or have been incorporated by reference to previous filed reports with the SEC, as indicated in the Schedule TO exhibit list. Please contact us at 1 Industrial Way West, Eatontown, New Jersey 07724, Attention: George Zalepa, Director of Human Resources, at (732) 544-5707, to receive a copy of the Plan or the restricted stock agreements. We will promptly furnish you with copies of these documents at our expense.

         General.

         Awards of Restricted Stock under the Plan may be made to employees, consultants and contractors of Millennium Cell. At present, 8,500,000 shares of common stock are reserved for issuance under our Plan. Under the terms of the Plan, the shares of common stock underlying an option cancelled as part of this Offer are available for subsequent grants under the Plan. We have referenced the Plan as Exhibit (d)(1) to the Schedule TO relating to this Offer.

         The Restricted Stock issued under the Plan will be evidenced by a restricted stock agreement between us and each Eligible Holder whose tendered Eligible Options are accepted and cancelled in the Offer. The restricted stock agreement will contain the vesting provisions and other restrictions applicable to the Restricted Stock to be issued to each such Eligible Holder. The shares of Restricted Stock will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation, gift or other encumbrance or disposition.

         We will issue in the name of Morgan Keegan as custodian the number of shares of Restricted Stock that you are entitled to receive in connection with the Offer. Until the shares have vested in accordance with the restricted stock agreement, Morgan Keegan will hold the certificates representing the unvested portion of your restricted shares in their custody in your Morgan Keegan account. On each vesting date, subject to the terms and conditions of the Plan and your restricted stock agreement, after you have provided for the payment to us of any required federal and state income and withholding taxes with respect to the vested portion of the Restricted Stock by execution of an Irrevocable Standing Order to Sell Shares with Morgan Keegan, as applicable, we will deliver to your Morgan Keegan account in unrestricted form the vested portion of the Restricted Stock issued to you pursuant to the Offer. You will have dividends, voting and other stockholder rights with respect to all of the Restricted Stock, even though the stock certificate representing the unvested portion of the Restricted Stock is held in the custody of Morgan Keegan until you vest in that portion of the Restricted Stock. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, if you do not vest in the unvested portion of the Restricted Stock and it is forfeited to us, you will lose all stockholder rights with respect to those shares, and you will not be sent notices of meetings, proxy statements or other materials distributed to our stockholders unless you otherwise continue to hold shares of our common stock.

         You may generally sell your shares once they have become vested pursuant to the terms of your Restricted Stock grant and the terms of the Plan. Once sufficient shares have been sold to cover your tax obligations, if necessary, and Morgan Keegan's commission, any remaining shares will be deposited in your account approximately six business days after the vesting date in unrestrictive form. This delay is necessary to allow adequate time for Morgan Keegan to sell the shares to pay the necessary taxes, remove the restrictive legend from your stock certificate, and for your account to be reconciled.

         Note: If you are an executive of Millennium Cell subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person" under the Millennium Cell Inc. Amended and Restated Compliance Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of signing and delivering an Irrevocable Standing Order to Sell Shares.

         Vesting; Forfeiture.

         The shares of Restricted Stock will vest over a two-year period that will begin on the exchange date (assuming your continued employment or retention and other conditions to vesting are met). 50% of the shares of restricted common stock will vest on the first anniversary of the exchange date, or if the common stock price closes at or above $4.25, whichever occurs first; and the remaining 50% of the shares of restricted common stock will vest on the second anniversary of the exchange date, or if the common stock price closes at or above $5.10, whichever occurs first. In the event the first vesting date amount is a fraction, we will round the number up to the nearest whole number. For example, if you receive 2,525 shares of Restricted Stock, 1,263 shares will vest in the first vesting period. (2,525 divided by 2 equals 1,262.5, which rounds up to 1,263 shares for the first vesting period.) The remaining 1,262 shares would vest in the last vesting period. This vesting schedule will apply to the shares of Restricted Stock regardless of whether or not the options exchanged in this Offer had already vested. Unvested shares of Restricted Stock are subject to forfeiture by you as described below.

         If you change your status from full-time to part-time and your status is part-time for more than 50% of any given vesting period, vesting of your Restricted Stock will be suspended until the next period in which you are full-time for more than 50% of the given vesting period. The vesting period(s) that you missed will be added on at the end of the vesting schedule.

         In the event you terminate your employment or retention with us, we terminate your employment or retention with or without cause, or your employment or retention is terminated because of your death or disability, you generally will forfeit to us all unvested shares of Restricted Stock. For example, assume you receive 2,000 shares of Restricted Stock in this Offer. One year later, you terminate your employment or retention and at that time, 1,000 shares of Restricted Stock have vested. This means that the remaining 1,000 shares of unvested Restricted Stock are forfeited. You will no longer have any rights whatsoever to shares of Restricted Stock that are forfeited to us. This forfeiture is what makes the stock restricted.

         If you are absent for more than 50% of any given vesting period due to being on an approved leave of absence, the vesting of your Restricted Stock will be suspended for that period -- i.e., you would not receive any vesting for that period. For any such vesting period in which you do not vest due to having been on an approved leave of absence for more than 50% of that vesting period, an additional vesting period will be added on to the end of the vesting schedule subject to the terms and conditions of the Offer to Exchange. For example, assume you are employed full-time from the grant date then go out on an approved three month leave of absence on December 15, 2003 and return to full-time work with the Company on March 15, 2004. You would vest for the period ending on August 22, 2004 because you worked for more than 50% of that vesting period. Alternatively, suppose you are employed full-time from the grant date then go out on an approved seven month leave of absence on December 15, 2003 and return to full-time work with the Company on July 15, 2004. If that case, you would not vest for the period ending on August 22, 2004 because you would have been on leave for more than 50% of the vesting period. Instead, an additional vesting period would be added following August 22, 2005 (the last scheduled vesting date) and you would be scheduled to be 100% vested on August 22, 2006, assuming all other conditions to vesting are met. Note that the vesting examples and vesting dates above could change if the common stock price closes at or above $4.25 or $5.10 prior to the first and second anniversary vesting dates, respectively.

         Change of Control.

         If we are acquired prior to the expiration of the Offer, you may withdraw your tendered options and have the rights afforded you under the particular stock plan and your existing stock option agreements evidencing those options.

         If in the future an outside party, or a buyer, acquires control of Millennium Cell, the buyer may assume your unvested Restricted Stock or you may receive accelerated vesting, depending on certain circumstances. If you continue employment or retention with the buyer, your vesting schedule generally will continue. The difference is that rather than receiving shares of common stock in Millennium Cell as you vest, you may receive either shares of stock in the buyer or cash as you vest. The amount of stock or cash you receive will be based on the per share amounts paid by the buyer to the Millennium Cell stockholders in connection with the buyer's acquisition of Millennium Cell. In other words, your restricted shares would be converted into a right to receive what the Millennium Cell stockholders received in the acquisition. In all likelihood, this would either be stock in the buyer, cash or a combination of both. The actual amounts you receive would be subject to the appropriate exchange ratios that are determined in the acquisition. Your restricted stock agreement contains the provisions, if any, regarding the effect of a change of control on your Restricted Stock.

         PLEASE BE AWARE THAT THE DATES LISTED ABOVE AND THE DESCRIPTION OF POTENTIAL BUYERS ARE BEING USED ONLY AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS REGARDING YOUR EMPLOYMENT OR RETENTION OR THAT AN ACQUISITION OF MILLENNIUM CELL WILL OR WILL NOT OCCUR IN THE FUTURE.

         Tax Consequences.

         You should refer to Section 14 of this Offer to Exchange for a discussion of U.S. federal tax consequences resulting from the exchange of options for Restricted Stock.

10. Information Concerning Millennium Cell.

         We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. We are an emerging technology company engaged in the business of developing innovative fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source.

         We have developed and applied for patents for a proprietary process called Hydrogen on Demand(TM) that safely generates hydrogen from environmentally friendly raw materials. Our technology can be used to generate hydrogen for use by fuel cells in the production of electricity, generate hydrogen for use by modified internal combustion engines, and provide hydrogen for other industrial purposes. In the proprietary process, the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst releases hydrogen. The primary input components of the reaction are water and sodium borohydride, a derivative of borax, which is found in substantial natural reserves globally.

         Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is (732) 542-4000. Our internet address is www.millenniumcell.com.

         Financial Information

     The following table presents selected historical financial data for the twelve months ended December 31, 2002 and 2001 and for the three months ended March 31, 2003 and 2002, respectively. Our selected financial data should be read in conjunction with the Company's full financial statements and notes thereto included in periodic filings with the SEC.


   STATEMENT OF OPERATIONS DATA:

                                                Twelve Months       Twelve Months            Three Months          Three Months
                                                    Ended               Ended                    Ended                 Ended
                                                December 31,        December 31,               March 31,             March 31,
                                                    2002                 2001                    2003                  2002

   Revenue..............................       $     719,392         $        --             $    55,261          $   360,000
   Loss from operations.................        (16,291,509)        (20,679,030)             (3,878,106)          (4,882,836)
   Interest expense.....................                  --                  --                810,404                   --
   Net loss.............................         (16,123,961)       (19,452,329)             (4,982,710)           (4,725,220)
   Loss per share -- basic and diluted...              $(.58)             $(.71)                  $(.17)               $(.17)
   Weighted -- average number of shares
   outstanding..........................         28,022,872          27,217,591              29,401,836          27,306,144

   BALANCE SHEET DATA:

                                              December 31,        December 31,          March 31,
                                                 2002                2001                 2003


   Cash and cash equivalents............      $ 7,987,127        $  6,348,763         $  4,820,954
   Working capital......................        4,614,882          13,749,320            2,536,488
   Total assets.........................       14,165,811          20,239,973           19,142,588
   Convertible debentures, net of discount      5,429,870                  --           11,483,748
   Total shareholders equity............        7,280,762          15,864,635            6,487,981

     The book value per share of our common stock at December 31, 2002 was $0.25 per share. This amount was calculated by dividing total shareholders' equity at December 31, 2002 of $7,280,762 by the 29,027,491 shares of common stock outstanding at December 31, 2002.

Ratio of Earnings to Fixed Charges

For purposes of determining the ratio of earnings to fixed charges, (i)
earnings  consist of net loss plus fixed charges and (ii) fixed charges  consist of  interest  expense,  amortization  of debt  issuance  costs and the  interest portion of rental  expense.  The ratios for the year 2002,  2001,  2000 and 1999
were  less  than  1x  and  the  amount  of  the  deficiency  was   approximately
$16,124,000,  $19,452,000,  $17,820,000 and $1,031,000,  respectively. The ratio for the first  three  months of 2003 and 2002 was less than 1x and the amount of the deficiency was approximately $4,983,000 and $4,725,000, respectively.

         The financial information in the following documents is incorporated herein by reference:

o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC on March 17, 2003; and

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC on May 14, 2003.

         For a copy of our audited financial statements for the two fiscal years ended December 31, 2002 and December 31, 2001, as filed with the SEC, please see the Form 10-K for the fiscal year ended December 31, 2002.

         For our most recent unaudited balance sheet, unaudited comparative year-to-date income statements and related earnings per share data, unaudited statements of cash flows, as filed with the SEC, please see the Form 10-Q for the quarter ended March 31, 2003.

         SEE SECTION 17 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B. Directors and executive officers, as a group, beneficially own Eligible Options under the Plan having an exercise price greater than $2.90 per share to purchase a total of 740,000 shares of our common stock, which represents approximately 58% of the shares underlying all Eligible Options outstanding under the Plan. Non-employee directors are not eligible to participate in the Offer.

         In the previous sixty days, the Company has not made initial option grants under the Plan to any directors and officers in connection with commencement of service to the Company.

         Other than grants of stock options in the ordinary course to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past sixty (60) days by Millennium Cell or, to our knowledge, by any current executive officer, director, or affiliate of Millennium Cell.

12. Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

         Options we acquire through the Offer will be cancelled and the shares subject to those options granted under the Plan will be returned to the applicable pool of shares available for grants under the Plan. To the extent these shares are not issued as Restricted Stock in connection with the Offer under the Plan, the shares will be available for future awards to employees, consultants, contractors and other eligible plan participants under the Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         The exchange and cancellation of tendered options and the subsequent issuance of Restricted Stock will result in the recognition of a compensation cost by us. The compensation cost is measured as the quoted market price of our common stock on the date shares of Restricted Stock are granted. As shares vest, we will recognize compensation costs. The expense must be amortized against our earnings over the vesting period of the Restricted Stock. The shares of Restricted Stock issued in the exchange will not be treated as variable awards for financial accounting purposes.

         As a result of this Offer, all options that are eligible to be tendered but that are not tendered and accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of Millennium Cell's common stock. The higher the market value of our common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of Millennium Cell's common stock in Millennium Cell's statement of operations until the options are exercised, forfeited or terminated. Options which were eligible but not tendered in this Offer and accepted will retain their original term, which is generally ten (10) years, subject to earlier expiration or termination of the option upon the occurrence of certain events, such as the optionee's termination of employment or retention.

13. Legal Matters; Regulatory Approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Restricted Stock as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business or cancellation of the Offer. Our obligation under the Offer to accept tendered options for exchange and to issue Restricted Stock for tendered options is subject to the conditions described in Sections 1, 4, 6 and 7 and the Election Form and accompanying instructions.

14. Material U.S. Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder, and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Holders.

         WE ADVISE ALL ELIGIBLE HOLDERS WHO MAY CONSIDER EXCHANGING THEIR OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         Issuance of Restricted Stock.

         If you do not make an election under Section 83(b) of the Internal Revenue Code, you will have no taxable income at the time we grant you the Restricted Stock. Instead, you will recognize ordinary income when (and if) the Restricted Stock vests and no longer is subject to forfeiture. If you make a
Section 83(b) election within thirty (30) days after grant, you will recognize compensation income on the date of the grant of the Restricted Stock. You make a
Section 83(b) election by filing the Section 83(b) election form. The election must be made within thirty days of the grant of Restricted Stock by sending a
Section 83(b) election to the Internal Revenue Service. You must also supply a copy to Millennium Cell (Attention: George Zalepa) along with a check to cover any necessary withholding taxes. If you later forfeit the Restricted Stock, no tax deduction is allowed with respect to the forfeiture. That is, you will not receive any credit for taxes paid with respect to such forfeited stock. In all cases, the amount of ordinary income that you recognize will equal:

     o the fair market value of the shares at the time you recognize income, less

     o the amount (if any) you paid for the shares.

         For example, if you receive 200 shares of Restricted Stock on August 22, 2003, 100 shares would vest on the first vesting date of the grant.

         If you do not make an election under Section 83(b) of the Code, you would recognize ordinary income for 100 shares on the first vesting date and the amount would be the closing price of our common stock on the following market trading day. If our stock price is $2.00 on the business day following the first vesting date, you would recognize $200 of ordinary income. If on the business day following the second vesting date our stock price is $2.25, you would recognize $225 of ordinary income.

         If you do make an election under Section 83(b) of the Code within thirty (30) days after August 22, 2003, you would recognize ordinary income for all 200 shares on August 22, 2003, the date of grant. If our stock price is $2.00 on August 22, 2003, you would recognize $400 of ordinary income. The subsequent vesting of the shares does not trigger additional recognition of ordinary income.

         We will generally be allowed a compensation deduction for the amount of the taxable income recognized by you in connection with the issuance or vesting of your Restricted Stock.

         Subsequent Sale of Restricted Stock.

         Upon a sale or other taxable disposition of the Restricted Stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized taxable income in connection with those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The capital gain or capital loss will be long-term if the shares are held one year or more prior to the sale.

         The capital gain holding period for unvested Restricted Stock will start either (i) at the time the Restricted Stock vests, if no Section 83(b) election is filed at the time of grant, or (ii) at the time of grant, if you file the Section 83(b) election within 30 days after the date of grant.

         Withholding Taxes.

         At the time you recognize ordinary income (either upon vesting or, if you make an election under Section 83(b) of the Code, upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay your salary (except for consultants and contractors). This ordinary income will be reflected on your year-end W-2. In order to facilitate the payment of this withholding tax obligation, we have arranged with Morgan Keegan to sell a portion of your shares of Restricted Stock that is sufficient to pay the withholding obligation, and this arrangement will be reflected in your restricted stock agreement and your Irrevocable Standing Order to Sell Shares.

         Specifically, the following will happen:

     o You will be required to open an account with Morgan Keegan for your shares of Restricted Stock. We will require you to sign and return the Irrevocable Standing Order to Sell Shares prior to any vesting of your shares. The Irrevocable Standing Order to Sell Shares includes provisions authorizing Morgan Keegan to sell a portion of your shares of Restricted Stock to pay withholding taxes. Note: If you are an executive of Millennium Cell subject to the reporting requirements of Section 16 of the Securities Act of 1934, as amended, or you are a specifically named "Covered Person" under the Millennium Cell Inc. Amended and Restated Compliance Procedures, you may be required to file with the SEC a 10b5-1 trading plan in lieu of signing and delivering an Irrevocable Standing Order to Sell Shares.

     o If you make a Section 83(b) election, you must pay over to us the amount of the withholding taxes by check at the time of the election. If you do not pay over the amount of withholding taxes by check, your Section 83(b) election will not be effective, and Morgan Keegan will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation after each vesting date, as described below. You will pay Morgan Keegan's usual trade commission for this sale.

     o If you do not make a Section 83(b) election, on one of three market trading days following each vesting date, Morgan Keegan will rely on your standing order to sell that number of vested shares that is sufficient to obtain proceeds to satisfy the withholding tax obligation. You will pay Morgan Keegan's usual trade commission for this sale.

     o Millennium Cell will estimate the amount of taxes to be withheld based on the closing stock price on the date of vesting. An estimate is needed because your actual taxable compensation will be determined using the closing price on the first market trading day following your vesting date. A schedule will be provided to Morgan Keegan on the vesting date(s) showing the shares to be sold for each employee to satisfy the estimated withholding taxes.

     o You will recognize a short-term capital gain or loss on the shares traded to pay your withholding taxes and commission based on the difference between the sales price of your shares sold to cover withholding and the amount of taxable income recognized on the vesting date (equal to the closing price of our stock on the trading day following your vesting date). Any proceeds from your trade not used to pay withholding taxes or commissions will be deposited into your Morgan Keegan account.

     o The amount of withholding taxes you owe will be based on the closing price of our stock on the next trading day following the vesting date. We will estimate the correct number of vested shares to be sold to cover withholding taxes based on the price of our stock on the vesting date. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be deposited in your Morgan Keegan account. In the event that the proceeds received are insufficient to cover the withholding taxes, then we reserve the right to either instruct Morgan Keegan to sell additional vested shares, or deduct the necessary amount from your wages.

         By participating in this exchange and signing the restricted stock agreement and Irrevocable Standing Order to Sell Shares, you will authorize us and Morgan Keegan to take the above actions to pay withholding taxes. In the event there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15. Extension of Offer; Termination; Amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any tendered options by giving oral or written notice of such extension to the Eligible Holders or making a public announcement thereof. We intend to notify you via email, but we reserve the right to use other means.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to Eligible Holders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than midnight Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the Offer will be disseminated promptly to Eligible Holders in a manner reasonably designated to inform Eligible Holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     o we increase or decrease the amount of consideration offered for the options,

     o we decrease the number of options eligible to be tendered in the Offer, or

     o we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

16. Fees and Expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

17. Additional Information.

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     o Our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 17, 2003;

     o Our Quarterly Report on Form 10-Q for our quarter ended March 31, 2003, filed with the SEC on May 14, 2003; and

     o Our Definitive Proxy Statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on March 17, 2003.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                             Room 1024
                             Washington, D.C. 20549

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "MCEL" and our SEC filings can be read at the following Nasdaq address:

                             Nasdaq Operations 1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by making a direct request to:

                           Millennium Cell Inc.
                           1 Industrial Way West
                           Eatontown, New Jersey 07724
                           Attention: George Zalepa

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Millennium Cell should be read together with the information contained in the documents to which we have referred you.

18.      Miscellaneous.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Millennium Cell or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our Annual Report for the year ended December 31, 2002 on Form 10-K filed on March 17, 2003, and our Quarterly Report for the quarter ended March 31, 2003 on Form 10-Q filed on May 14, 2003, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

o The cost and timing of development and market acceptance of, and the availability of components and raw materials required by, a hydrogen fuel storage and delivery system;

o    Competition from current, improving and alternate power technologies;

o Our ability to access the proceeds of our secured debenture financing program;

o    Our ability to protect our intellectual property;

o    Our ability to budget revenue and expense amounts;

o Our ability to generate revenues from the sale or license of, or provision of services related to, our technology;

o Our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance;

o Our ability to generate design, engineering, or management services revenue opportunities in the hydrogen generation or fuel cell markets; and

o    Other factors detailed from time to time in our filings with the SEC.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE LETTER FROM DR. STEPHEN S. TANG DATED JULY 22, 2003, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                       Millennium Cell Inc., July 22, 2003


                                                SCHEDULE A

                                        SCHEDULE OF EXCHANGE OF OPTIONS


                                      Option Exercise Price    Value of Restricted       Number of Restricted
           Outstanding Options                                     Stock Award                  Shares
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                            $4.05                 $0.33                          4,125
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
           498,500                             4.35                 $0.32                        159,520
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
             5,000                             4.85                 $0.30                          1,500
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                             6.90                 $0.25                          3,125
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            32,500                             7.10                 $0.24                          7,800
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
             8,800                             7.12                 $0.24                          2,112
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                             7.52                 $0.23                          2,875
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
             7,000                             8.13                 $0.22                          1,540
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                             9.09                 $0.20                          2,500
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
           485,450                             9.58                 $0.19                         92,236
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            36,650                            10.00                 $0.19                          6,964
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                            10.25                 $0.19                          2,375
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            50,000                            10.50                 $0.18                          9,000
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            17,500                            10.59                 $0.18                          3,150
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            10,000                            10.97                 $0.17                          1,700
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                            11.32                 $0.17                          2,125
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                            12.50                 $0.15                          1,875
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            17,500                            16.50                 $0.12                          2,100
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
            12,500                            19.63                 $0.10                          1,250
      ------------------------------- ---------------------- ------------------------- --------------------------
      ------------------------------- ---------------------- ------------------------- --------------------------
      Total =1,268,900                                                                           307,872
      ------------------------------- ---------------------- ------------------------- --------------------------


                                   SCHEDULE B

                    INFORMATION CONCERNING THE DIRECTORS AND
                   EXECUTIVE OFFICERS OF MILLENNIUM CELL INC.



   The directors and executive officers of Millennium Cell Inc. and their positions and offices as of July 22, 2003, are set forth in the following table:

Stephen S. Tang, Ph.D         President, Chief Executive Officer, Acting Chief Financial
                              Officer and Director

Adam P. Briggs                Vice President, Business Development - Distributed Generation

Terry M. Copeland             Vice President, Product Development

Roland Lefebvre               Chief Operating Officer

Rex E. Luzader                Vice President, Business Development - Transportation and
                              Hydrogen Fuel Infrastructure

Katherine M. McHale           Vice President, Marketing and Communications

G. Chris Andersen             Chairman of the Board of Directors

Kenneth R. Baker              Director

Alexander MacLachlan          Director

Zoltan Merszei                Director

H. David Ramm                 Director

James L. Rawlings             Director

Richard L. Sandor             Director

John R. Wallace               Director


The address of each director and executive officer is: c/o Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

                           INDEX TO SUMMARY TERM SHEET
                                                                            Page


1. Why are we making the Offer?. ..............................................1

2. Who is eligible to participate in the Offer?................................1

3. Why doesn't Millennium Cell Inc. "reprice" my Eligible Options?.............2

4. How do I know if I have received a "notice of termination"?.................2

5. If I meet the eligibility requirements, but I'm on an approved leave of absence during the election period, can I still participate?................2

6. What securities are we offering to exchange?................................2

7. What is Restricted Stock?...................................................3

8. What consideration will I receive in exchange for the cancellation of an Eligible Option?.........................................................3

9. If I elect to exchange Eligible Options, do I have to exchange all of my options or can I just exchange some of them?................................3


10. If I elect to exchange Eligible Options, will my election affect other components of my compensation?.............................................3

11. When will I receive my Restricted Stock?...................................3

12. What is the vesting schedule for the Restricted Stock?.....................4

13. Under what circumstances will I forfeit the Restricted Stock I receive in the exchange?..............................................................4

14. What are the other restrictions on the Restricted Stock?...................4

15. Will I receive a stock certificate representing the Restricted Stock?......5

16. Am I entitled to exercise any rights of ownership of Restricted Stock while the stock is subject to restriction?.......................................5

17. Are there conditions to the Offer to exchange?.............................5

18. If I am eligible to participate in the exchange, will I be eligible to receive other option grants?...............................................5

19. What is the source of the Restricted Stock that will be used to exchange my options?...................................................................6

20. How did Millennium Cell determine the amount of Consideration to be paid in exchange for the cancellation of each share of common stock underlying an
    Eligible Option?...........................................................6

21. What price will be used to determine the number of shares of Restricted
    Stock I will receive in exchange for my Eligible Options?..................6

22. How and when will I receive my shares of Restricted Stock?.................6

23. May I request to have my Restricted Stock delivered to a broker other than
    Morgan Keegan?.............................................................6

24. Will I have to pay taxes if I exchange my Eligible Options in the Offer?...7

25. What are the U.S. tax effects for the Restricted Stock?....................7

26. How will withholding taxes be handled when my Restricted Stock vests?......8

27. When can I sell my shares of Restricted Stock?.............................9

28. What do I need to do to exchange my Eligible Options?.....................10

29. How do I exchange my options for Restricted Stock pursuant to the Offer?..10

30. When does the Offer to exchange expire? Can the Offer be extended, and if so, how will I know if it is extended?....................................10

31. During what period of time may I withdraw my previously tendered options?.10

32. Do I have to return an election form if I do not want to exchange my options?..................................................................11

33. What happens to my options if I do not accept the Offer or if my options are not accepted for exchange?................................................11

34. What happens to my options if after I tender my options I cease to be an employee, consultant or contractor of Millennium Cell?....................11

35. Under what circumstances would Millennium Cell not accept my Eligible
    Options?..................................................................11

36. What happens if an outside party acquires Millennium Cell?................11

37. What do we and the Compensation Committee of our Board of Directors think of this Offer to exchange?................................................12

38. What are the accounting consequences to Millennium Cell of making this
    Offer?....................................................................12

39. Who can I talk to if I have questions about this Offer?...................12

40. What else should I know about this Offer to Exchange?.....................12